Exhibit 10.8
HANESBRANDS INC.
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
(Effective as of January 1, 2006)
(Conformed Through Fourth Amendment)

TABLE OF CONTENTS
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TABLE OF CONTENTS
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HANESBRANDS INC.
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
(Effective as of January 1, 2006)
SECTION 1
Introduction
1.1 Purpose
     The Hanesbrands Inc. Supplemental Employee Retirement Plan (the “Plan”) is maintained by the Corporation to provide retirement benefits that are otherwise limited under the Retirement Savings Plan. In addition, the accrued benefits of any Transferred Participant shall be transferred from the Sara Lee SERP to the Plan as of the Effective Date. On and after the Effective Date, all benefits previously accrued by Transferred Participants under the Sara Lee SERP shall be provided under the Plan, and Transferred Participants shall accrue no additional benefits under the Sara Lee SERP.
     The Plan shall constitute a top hat plan within the meaning of Section 201(2) of ERISA. Notwithstanding any provision of the Plan to the contrary, the Plan is subject to the provisions of Section 409A of the Code and at all times shall be interpreted and administered so that it is consistent with such Code section; provided, however, that the vested benefits of each Transferred Participant who terminated employment with Sara Lee Corporation and all of its Controlled Group Members prior to January 1, 2005 shall be determined in accordance with Subsection 1.6 (and shall not be subject to Code Section 409A), except as otherwise provided in Subsection 3.3.
1.2 Effective Date and Plan Year
     The Plan is effective as of January 1, 2006. The Plan is administered on the basis of a Plan Year.

1.3 Employers
     The Corporation and each other Controlled Group Member that is a participating employer under the Retirement Savings Plan shall be deemed to have adopted the Plan and shall be treated as an Employer hereunder.
1.4 Plan Administration
     As described in Subsection 5.1, the Committee shall be the administrator (as defined in Section 3(16)(A) of ERISA) of the Plan; provided, however, that the Committee may delegate all or any part of its powers, rights, and duties under the Plan to such person or persons as it may deem advisable.
1.5 Plan Supplements
     The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement are a part of the Plan and supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between such other Plan provisions and such supplement.
1.6 Plan Benefits for Participants who Terminated Employment
     The benefits provided under the Plan with respect to any Participant whose employment with the Employers has terminated shall, except as otherwise specifically provided in the Plan, be governed in all respects by the terms of the Plan in effect as of the date of the Participant’s termination of employment (or in the case of a Transferred Participant who Separated from Service prior to the Effective Date, pursuant to the Sara Lee SERP).

SECTION 2
Definitions
2.1 2008 Special Election
     If the Committee, in its discretion, decides to offer a 2008 Special Election, then the “2008 Special Election” shall mean a Participant’s valid election, made prior to December 31, 2008 in accordance with rules and procedures established by the Committee, to receive his or her RSSERP Benefit and/or Pension SERP Benefit at a time and in a form specified in Subparagraphs 4.4(a)(iii) and 4.4(b)(iv), respectively.
2.2 A&B Level Transition Credit
     “A&B Level Transition Credit” means the annual credit, if any, made during the 2006-2010 Plan Years to Participants who had (a) attained age 45 and (b) completed five or more years of credited service as an A or B level executive as of January 1, 2006; provided, however, that S. Babu, K. McAleer, K. Oliver, and C. Yaroch shall be treated as eligible to receive the A&B Level Transition Credit.. A&B Level Transition Credits will be calculated as follows:

Credit
Age Plus Years of A&B Level Service	(as a percentage of the Participant’s
(as of 1/1/06)	Supplemental Compensation)
50 to 54	4%
55 to 59	8%
60 to 64	12%
65 to 69	14%
70 or more	15%
In order to receive the A&B Level Transition Credit for any Plan Year, any Participant who meets the requirements described herein must be an active Employee as of the last day of the Plan Year or have retired, died, or become a Totally Disabled Participant during the Plan Year.

2.3 Account
     “Account” means the notional accounts and subaccounts maintained for a Participant under the Plan, as described in Subsection 4.1.
2.4 Annual Company Credit
     “Annual Company Credit” means the annual company contribution made on behalf of a Participant as described in the Retirement Savings Plan.
2.5 Beneficiary
     “Beneficiary” means the person or persons designated by a Participant to receive payment of his or her RSSERP Benefit (“RSSERP Beneficiary”) or Pension SERP Benefit (“Pension SERP Beneficiary”) upon his or her death in accordance with Subsection 4.5. A beneficiary designation shall be effective only when properly provided to the Committee in accordance with its rules and procedures while the Participant is alive and, when effective, will cancel all prior beneficiary designations. If the Participant does not have an effective RSSERP Beneficiary and/or Pension SERP Beneficiary designation on the date of his or her death (because the Participant failed to designate a beneficiary or the Participant’s named beneficiary died before the Participant), the Committee will make the applicable payments described in Subsection 4.5 as follows:
(a)	To the Participant’s surviving spouse;

(b)	If the Participant does not have a surviving spouse, to or for the benefit of the legal representative or representatives of the Participant’s estate;

(c)	If the Participant does not have a surviving spouse and an estate is not opened on behalf of the Participant, to or for the benefit of one or more of the Participant’s relatives by blood, adoption or marriage in such proportions as the Committee (or its delegate) determines.

2.6 Code
     “Code” means the Internal Revenue Code of 1986, as amended.
2.7 Committee
     “Committee” means the Hanesbrands Inc. Employee Benefits Administrative Committee appointed by the Corporation to administer the Plan.
2.8 Controlled Group Member
     “Controlled Group Member” means the Corporation and any affiliated or related corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code) which includes the Corporation or any trade or business (whether or not incorporated), which is under common control with the Corporation (within the meaning of Section 414(c) of the Code).
2.9 Corporation
     “Corporation” means Hanesbrands Inc., a Maryland corporation.
2.10 [RESERVED.]
2.11 Deferred Vested Participant
     “Deferred Vested Participant” means a Participant who has Separated from Service, is not a Retired Participant, and is eligible for a monthly deferred vested pension under the Pension Plan.
2.12 [RESERVED.]
2.13 Effective Date
     “Effective Date” means January 1, 2006, except as otherwise required to comply with applicable law or as specifically provided herein.

2.14 [RESERVED.]
2.15 Employee
     “Employee” means a person, including an officer of an Employer, who is in the employ of an Employer. For all purposes of the Plan, an individual shall be an “Employee” of or be “employed” by an Employer for any Plan Year only if such individual is treated by the Employer for such Plan Year as its employee for purposes of employment taxes and wage withholding for Federal income taxes, regardless of any subsequent reclassification of such individual as an Employee by an Employer, any governmental agency, court, or other third party. Any such reclassification shall not have a retroactive effect for purposes of the Plan.
2.16 Employer
     “Employer” means the Corporation and each other Controlled Group Member that is a participating employer under the Retirement Savings Plan.
2.17 ERISA
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.18 Matching Credit
     “Matching Credit” means the employer matching contribution made on behalf of a Participant as described in the Retirement Savings Plan.
2.19 Normal Retirement Date
     “Normal Retirement Date” means the first day of the month coincident with or next following the Participant’s attainment of age 65.
2.20 Participant
     “Participant” means an Employee who satisfies the requirements of Subsection 3.1.

2.21 Pension Plan
     “Pension Plan” means the Hanesbrands Inc. Pension and Retirement Plan, as amended from time to time. No further benefits shall accrue under the Pension Plan on or after the Effective Date.
2.22 Pension SERP Benefit
     “Pension SERP Benefit” means a Participant’s benefit described in Subsection 4.2.
2.23 Pension SERP Interest Rate
     “Pension SERP Interest Rate” means an interest rate equal to 120% of the annual rate on 30-year Treasury securities published for the month that is three months prior to (i) the first day of the month following the Participant’s Separation from Service, or (ii) the payment commencement date, as applicable, rounded to the nearest 0.25%.
2.24 Plan
     “Plan” means the Hanesbrands Inc. Supplemental Employee Retirement Plan, as amended from time to time.
2.25 Plan Year
     “Plan Year” means the 12-month period beginning each January 1 and ending the next following December 31.
2.26 Plan Year RSSERP Credit
     “Plan Year RSSERP Credit” means the credit described in Subparagraph 4.1(b).
2.27 Present Value
     “Present Value” means the present value of a Participant’s Pension SERP Benefit, calculated as if the Pension SERP Benefit were payable as an annuity under the Pension Plan using the Pension Plan’s (a) early payment factors, as applicable, (b) the mortality table provided under the Pension Plan as of December 31, 2007, and (c) the Pension SERP Interest Rate. For a Retired Participant’s Present Value calculation, the assumed commencement date shall be the date of the Participant’s retirement and the Present Value will be accumulated with interest at the Pension SERP Interest Rate to the actual payment commencement date. For a Deferred Vested Participant’s Present Value calculation, the assumed commencement date shall be the Participant’s Normal Retirement Date and the Present Value shall be determined as of the date payment is to be made under Subparagraph 4.4(b).
2.28 Residual Credit
     “Residual Credit” means a credit to the Participant’s RSSERP Benefit made after the Participant’s Separation from Service based on the Annual Company Credit, A&B Level Transition Credit, and Salaried Employee Transition Credit.
2.29 Retired Participant
     “Retired Participant” means a Participant who has Separated from Service after attaining age 55 and completing at least 10 years of vesting service (as defined in the Pension Plan) or after age 65.
2.30 Retirement Savings Plan
     “Retirement Savings Plan” means the Hanesbrands Inc. Retirement Savings Plan, as amended from time to time; provided, however, that for the period from the Effective Date to the date the Retirement Savings Plan first becomes effective, the term “Retirement Savings Plan” shall mean the Sara Lee Corporation 401(k) Plan as applied to a Participant and Code limits referenced herein shall be applied as if the Hanesbrands Inc. Retirement Savings Plan, and the Sara Lee Corporation 401(k) Plan were a single plan for the first Plan Year.
2.31 RSSERP Benefit
     “RSSERP Benefit” means the Participant’s benefit described in Subsection 4.1.

2.32 Salaried Employee Transition Credit
     In addition, a “Salaried Employee Transition Credit” will be made on behalf of any employee who (a) had attained age 50; (b) had completed at least 10 years of vesting service (as defined in the Pension Plan) with the Corporation as of January 1, 2006; and (c) notwithstanding any provision of the Retirement Savings Plan, did not receive a Transition Contribution in the Retirement Savings Plan equal to 10% of the employee’s 2006 Supplemental Compensation. The Salaried Employee Transition Credit shall be reduced by the amount of any Transition Contribution the employee received in the Retirement Savings Plan for 2006.
2.33 Sara Lee SERP
     “Sara Lee SERP” means the Sara Lee Corporation Supplemental Executive Retirement Plan.
2.34 Separation from Service
     “Separation from Service” occurs when a Participant’s terminates employment with the Corporation and its Controlled Group Members by reason of a resignation, discharge, retirement, or death. Separation from Service for purposes of the Plan shall be interpreted consistent with the requirements of Code Section 409A(a)(2)(A)(i) and any IRS guidance issued thereunder.
2.35 SERP Benefit
     “SERP Benefit” means the Participant’s RSSERP Benefit and/or Pension SERP Benefit, as applicable.
2.36 Specified Employee
     “Specified Employee” means an employee described in the Corporation’s “Procedures for Determining Top-50 Employees under Code Section 409A” as adopted, and as amended from time to time, by the Committee.

2.37 Supplemental Compensation
     For purposes of the RSSERP Benefit, a Participant’s “Supplemental Compensation” means his or her compensation as defined in the Retirement Savings Plan but including the following additional amounts:
(a)	Any amounts that cannot be recognized as compensation in the Retirement Savings Plan due to the dollar limitation contained in Code Sections 401(a)(17) of the Code;

(b)	Deferrals of base salary and bonus compensation for the Plan Year in which deferred; and

(c)	Any compensation required to be included as Supplemental Compensation pursuant to an employment, severance or other written agreement with an Employer; provided, however, that severance payments to Specified Employees that are delayed six months in compliance with Code Section 409A shall be attributable to the year in which such amounts were earned rather than the year in which they are paid.
2.38 Transferred Participant
     “Transferred Participant” means any participant in the Sara Lee SERP who was employed by the Corporation on December 31, 2005 or who was last employed by the Corporation’s predecessor division of Sara Lee Corporation; provided, however, that L. Chaden, D. Volz, and expatriate employees of the Corporation on January 1, 2006 shall not be considered “Transferred Participants,” so that such individuals’ benefits under the Sara Lee SERP shall remain payable exclusively by Sara Lee Corporation under the Sara Lee SERP.
2.39 Total Disability
     “Total Disability” means total disability, as defined in the Pension Plan. A “Totally Disabled Participant” means a Participant who is subject to a Total Disability.

2.40 Other Definitions
     Other defined terms used in the Plan shall have the meanings given such terms elsewhere in the Plan, the Retirement Savings Plan and the Pension Plan.

SECTION 3
Participation
3.1 Eligibility
     Transferred Participants shall be eligible to participate in the Plan on the Effective Date. In addition, each other Employee of an Employer who is a participant in the Retirement Savings Plan will become a Participant in the Plan upon the date that the contributions that he or she would otherwise receive under the Retirement Savings Plan are limited by one or more of the following:
(i)	By operation of Code Section 415;

(ii)	Because Supplemental Compensation is not taken into account under the Retirement Savings Plan; or

(iii)	Because a period required to be included as service pursuant to an employment, severance or other written agreement with an Employer is not taken into account under the Retirement Savings Plan.
3.2 Period of Participation
     Each Employee who becomes a Participant in the Plan shall continue as a Participant until the earlier of the date that all of his or her vested SERP Benefits (if any) have been distributed or his or her death.
3.3 Reemployed Participants
(a)	In the event a Participant who terminated employment with the Corporation and all Controlled Group Members prior to January 1, 2005 is reemployed by the Controlled Group Members on or after the Effective Date, the following rules shall apply:

(i)	The Participant’s SERP Benefits that were earned and vested as of December 31, 2004 and that have been distributed or are in distribution status as of his or her reemployment date shall continue to be distributed in accordance with the terms of the Sara Lee SERP as in effect on his or her earlier Separation from Service and shall not be subject to the requirements of Code Section 409A; and
(ii)	The Participant’s SERP Benefits that either (i) were earned and vested as of December 31, 2004 and (A) have not been distributed, or (B) are not in distribution status, or (ii) were not earned and vested as of December 31, 2004, shall be subject to the applicable terms of this Plan document and the requirements of Code Section 409A.
(b)	In the event a Participant who Separated from Service with the Corporation and all Controlled Group Members on or after January 1, 2005 is reemployed by the Controlled Group Members on or after the Effective Date, the SERP Benefits determined as of the Participant’s initial Separation from Service shall be subject to the applicable terms of this Plan document and the requirements of Code Section 409A and distribution of those amounts shall not be impacted by the Participant’s reemployment.

SECTION 4
SERP Benefits
4.1 RSSERP Benefit
     Subject to Subsection 4.3, a Participant’s RSSERP Benefit shall be equal to the balance in the Account maintained on behalf of the Participant under the Plan, which Account balance shall be equal to the sum of (a) plus (b) plus (c) below, and as adjusted pursuant to (d) below:
(a)	Pre-Effective Date Benefit. A Participant’s Account under the Plan shall be credited with the amount of the Participant’s Sara Lee 401(k) SERP Benefit determined under the Sara Lee SERP, if any, determined as of the date immediately preceding the Effective Date.

(b)	Plan Year RSSERP Credits. A Participant’s Account under the Plan shall be credited with the Plan Year RSSERP Credit equal to (i) plus (ii) plus (iii) below, if any, as of the last day of each Plan Year:
(i)	Annual Company Credit. The amount equal to (A) minus (B) below:
(A)	The annual company contribution that would have been made on behalf of the Participant (if any) under the Retirement Savings Plan (or, in 2006, under the Sara Lee 401(k) Plan) for the applicable Plan Year based on the Participant’s Supplemental Compensation and without regard to Code Section 415; minus

(B)	The annual company contribution actually made on behalf of the Participant under the Retirement Savings Plan (or, in 2006, under the Sara Lee 401(k) Plan) for such Plan Year.
(ii)	Matching Credit. The amount equal to the Matching Credit that would have been made on behalf of the Participant under the Retirement Savings

Plan for the Plan Year based on his or her Supplemental Compensation less any matching contributions received (or deemed received as described below) by the Participant under the Retirement Savings Plan for that Plan Year; provided, however, that for purposes of determining the Matching Credit under this Plan, the Participant will be deemed to (A) have made 401(k) contributions (excluding catch-up contributions) of 4% of the Participant’s Supplemental Compensation, and (B) have received the appropriate matching contribution under the Retirement Savings Plan based upon such deemed 401(k) contribution (regardless of the Participant’s actual contribution rate).
(iii)	The A&B Level Transition Credit, if any.

(iv)	The Salaried Employee Transition Credit, if any.
(c)	Forfeited Retirement Savings Plan Benefit. To the extent that service under a separation agreement is included in SERP vesting service, a Participant’s Account under the Plan shall be credited with any amount of the Participant’s Retirement Savings Plan benefit that would be vested under the Retirement Savings Plan recognizing SERP vesting service but that is forfeited due to his or her Separation from Service with the Controlled Group Members prior to becoming fully vested under the Retirement Savings Plan.

(d)	Adjustment of Account. The Account maintained on behalf of a Participant under the Plan shall be adjusted from time to time to reflect a hypothetical investment in the Hanesbrands Inc. Common Stock Fund under the Retirement Savings Plan; provided, however, that for as long as the Corporation is a Controlled Group Member of Sara Lee Corporation, the Account maintained on behalf of a Participant under the Plan shall be adjusted from time to time to reflect a hypothetical investment in the Sara Lee Corporation Common Stock Fund under the Sara Lee Corporation 401(k) Plan. The Committee may establish such rules and procedures relating to the maintenance, adjustment, and liquidation of

Participants’ Accounts, the crediting of credits and the notional income, losses, expenses, appreciation, and depreciation attributable thereto, as are considered necessary or advisable. In addition to the Account described above, the Committee may maintain such other Accounts as the Committee considers necessary or desirable.
4.2 Pension SERP Benefit
     Subject to Subsection 4.3, a Transferred Participant’s Pension SERP Benefit shall be equal to the Transferred Participant’s Sara Lee Pension SERP Benefit determined under the Sara Lee SERP, if any, determined as of the Effective Date.
     In the case of a Participant in compensation band 3, 4 or 5 who is entitled to receive severance benefits under the Hanesbrands Inc. Severance Pay Plan (previously known as the Sara Lee Corporation Severance Pay Plan for Employees of Sara Lee Branded Apparel) , and who would satisfy the requirements for early retirement under the Pension Plan if his/her severance period (as defined in the separation agreement pursuant to which the severance benefits are paid) were a period of actual employment under the Pension Plan, then to the extent provided in the Participant’s separation agreement, the Participant’s SERP Benefit shall be increased to reflect the difference between (i) the Pension Plan benefit that would be payable if the years of severance period was recognized as years of vesting service as defined in the Pension Plan; and (ii) the actual Pension Plan benefit; provided, however, that such Participant’s severance period shall not be considered as credited service for purposes of determining the amount of the Participant’s accrued Pension SERP Benefit.
4.3 Vesting of Benefits
     A Participant shall have a nonforfeitable right to his or her SERP Benefit as provided in Subparagraphs (a) and (b) below, as applicable.
(a)	RSSERP Benefit. A Participant’s Annual Company Credits and Matching Credits shall become nonforfeitable on the same basis and at the same time as his or her annual company contributions and matching contributions, respectively, become nonforfeitable under the Retirement Savings Plan. A Participant’s A&B Level Transition Credits or Salaried Employee Transition Credit, if any, shall be nonforfeitable at all times.
(b)	Pension SERP Benefit. A Participant’s Pension SERP Benefit shall become nonforfeitable on the same basis and at the same time as his or her benefit under the Pension Plan.
In determining whether a Participant is vested in his or her SERP Benefit, any period required to be included as service pursuant to an employment, severance or other written agreement with an Employer shall be considered service with an Employer under the Plan.
4.4 Payment of Benefits
     A Participant’s SERP Benefit shall, subject to the further provisions of this Plan, be payable to or on account of the Participant as follows:
(a)	RSSERP Benefit.
(i)	Balances Under $50,000. If the value of the Participant’s vested RSSERP Benefit (determined without regard to any Residual Credit) is less than $50,000 as of the Participant’s Separation from Service, then any election made by the Participant under Subparagraph (iii) or (iv) below shall be void, and the Participant’s vested RSSERP Benefit shall be paid in a lump sum in the seventh month following the Participant’s Separation from Service.

(ii)	Balances of $50,000 or More. If the value of the Participant’s vested RSSERP Benefit (determined without regard to any Residual Credit) is $50,000 or more on the Participant’s Separation from Service, the Participant’s vested RSSERP Benefit shall be paid in a lump sum in the seventh month following the Participant’s Separation from Service, unless the Participant made a valid election under Subparagraph (iii) or (iv)

below, in which case the Participant’s RSSERP Benefit shall be paid in accordance with the applicable election.
(iii)	Participant Elections. An active Participant may elect during the 2008 Special Election period to receive his or her vested RSSERP Benefit as follows:
(A)	In a lump sum to be paid at the later of the seventh month following the Participant’s Separation from Service or on a specified date that is not later than the Participant’s 70th birthday; or

(B)	In annual installments over a period of five or ten years (I) commencing as of the first day of the seventh month following the Participant’s Separation from Service, or (II) commencing at the later of the seventh month following the Participant’s Separation from Service or a specified date that is not later than the Participant’s 70th birthday.
Any election under this Subparagraph shall be irrevocable, subject to the provisions of Subparagraph (iv) below.

(iv)	Changes in Participant Elections. After 2008, a Participant may make a one-time, irrevocable election to delay commencement of his or her RSSERP Benefit to a date not later than his or her 70th birthday, or to change the form of payment of his or her RSSERP Benefit to one of the forms specified in Subparagraph (iii) above, provided that no such election shall be effective unless (A) the Committee receives the election not later than 12 months prior to the previously scheduled distribution date, and (B) payment of the Participant’s RSSERP Benefit is made not earlier than the fifth anniversary of the previously scheduled distribution date.

(v)	Payment of Residual Credits. Notwithstanding any Plan provision to the contrary, any Residual Credit to the Participant’s Account after his or her Separation from Service shall be paid as follows:
(A)	If the Participant receives payment of his or her RSSERP Account in a lump sum, any Residual Credit to the Participant’s Account shall be paid in a lump sum as soon as practicable but in no event later than the end of the calendar year in which such amount is credited; provided, however, that if the Participant has elected to receive his or her lump sum payment later than seven months following Separation from Service, any Residual Credit shall be paid on the date elected by the Participant for payment of his or her lump sum benefit.

(B)	If the Participant elects to receive payment of his or her RSSERP Account in installments, any Residual Credit shall be added to the Participant’s RSSERP Account and shall be paid in installments over the remaining installment period.
(vi)	2009/2010 Lump Sum Cashout. Notwithstanding the foregoing, an active Participant may elect to receive distribution of his or her RSSERP Benefit determined as of December 31, 2008, with such amount paid to the Participant in a lump sum in 2009 or 2010, as elected by the Participant. For this purpose, a Participant’s RSSERP Benefit as of December 31, 2008 shall include his or her RSSERP Credits for the 2008 Plan Year; the lump sum paid in 2009 shall include gains/losses credited to the Participant’s RSSERP Account through February 28, 2009; and the lump sum paid in 2010 shall include gains/losses credited to the Participant’s RSSERP Account through December 31, 2009. If a Participant makes an election under this Subparagraph and is not fully vested as of the specified payment date, then the Participant shall receive payment of his or her vested December 31, 2008 RSSERP Benefit on the specified payment date, and his or her remaining December 31, 2008 RSSERP Benefit (as adjusted pursuant to Subparagraph 4.1(d)) shall be distributed as it becomes vested, with payment of each vested portion made by no later than 2-1/2 months after the end of the Plan Year in which it vests.
(vii)	Post-2008 RSSERP Credits. Notwithstanding any Plan provision to the contrary, a Participant’s RSSERP Credits for 2009 and each subsequent Plan Year shall be paid immediately to the Participant, to the extent vested, with payment made by the end of the applicable Plan Year in which such amount would otherwise be credited to the Participant’s Account. If any portion of a Participant’s RSSERP Credit for a Plan Year is not then vested, such portion (as adjusted pursuant to Subparagraph 4.1(d)) shall be distributable upon vesting, with payment made of each newly vested portion by no later than 2-1/2 months after the end of the Plan Year in which it vests.
(viii)	Small Benefit Cashout. Notwithstanding the foregoing, to the extent a Participant’s vested RSSERP Account does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), then such Participant’s vested RSSERP Account shall be paid in a lump sum in the Plan Year in which such Account becomes vested. However, this subparagraph (viii) shall not apply to any Participant who made an affirmative election during the 2008 special election period either to receive a lump sum cashout under subparagraph (vi) above or to receive payment following Separation from Service.
(b)	Pension SERP Benefit.
(i)	General Payment Rule. If (A) the Present Value of a Participant’s vested Pension SERP Benefit is less than $50,000 as of the Participant’s Separation from Service, or (B) the Present Value of the Participant’s vested Pension SERP Benefit is $50,000 or more but the Participant is not a Retired Participant, then any 2008 Special Election or other election made by the Participant under Subparagraph (v) below shall be void, and the Present Value of the Participant’s vested Pension SERP Benefit shall be paid in a lump sum in the seventh month following the Participant’s Separation from Service.

(ii)	Retired Participants with Benefits of $50,000 or More. If the Present Value of a Participant’s vested Pension SERP Benefit is $50,000 or more at the Participant’s Separation from Service and the Participant qualifies as a Retired Participant, then the Present Value shall be paid in a lump sum in the seventh month following the Participant’s Separation from Service, unless the Participant made a 2008 Special Election or an election under Subparagraph (v) below, in which case the Present Value of the Participant’s Pension SERP benefit shall be paid in accordance with the applicable election.

(iii)	Totally Disabled Participants. Notwithstanding Subparagraph (i) above, if a Participant qualifies as a Totally Disabled Participant, then the Present Value of the Participant’s vested Pension SERP Benefit (determined as if the Participant were a Retired Participant) shall be paid in a lump sum on the Totally Disabled Participant’s 65th birthday. However, if the Present Value of the Participant’s Pension SERP Benefit is $50,000 or more and the Participant made a 2008 Special Election or an election under Subparagraph (v) below, the Present Value of the Participant’s Pension SERP Benefit shall be paid in accordance with the applicable election.

(iv)	2008 Special Elections. During the 2008 Special Election period, an active Participant may elect to receive the Present Value of his or her Pension SERP Benefit as follows:
(A)	In a lump sum to be paid at the later of the seventh month following the Participant’s Separation from Service or on a specified date that is not later than the Participant’s 70th birthday; or

(B)	In monthly installments over a period of five or ten years (I) commencing as of the first day of the seventh month following the Participant’s Separation from Service, or (II)

commencing at the later of the seventh month following the Participant’s Separation from Service or a specified date that is not later than the Participant’s 70th birthday.
(v)	Changes in Participant Elections. After 2008, a Participant may make a one-time, irrevocable election to delay commencement of his or her Pension SERP Benefit to a date not later than his or her 70th birthday, or to change the form of payment of his or her Pension SERP Benefit to one of the forms specified in Subparagraph (iv) above, provided that no such election shall be effective unless (A) the Committee receives the election not later than 12 months prior to the previously scheduled distribution date, and (B) payment of the Participant’s Pension SERP Benefit is made not earlier than the fifth anniversary of the previously scheduled distribution date.

(vi)	2009/2010 Lump Sum Cashout. Notwithstanding the foregoing, an active Participant may elect to receive the Present Value of his or her vested Pension SERP Benefit in a lump sum in January 2009 or January 2010, as elected by the Participant. For purposes of this Subparagraph 4.4(b)(vi), Present Value shall be based on the Participant’s age at January 1 of the selected distribution year, the Participant’s Pension SERP Benefit payable at age 65, and an interest rate of 5.25%; provided that any lump sum cashout paid under this Subparagraph after a Participant’s Separation from Service shall include any early retirement subsidy to which the Participant is entitled as of his or her Separation from Service. If a Participant receives a payment under this Subparagraph, then the Participant shall not be entitled to any Pension SERP Benefits upon his or her subsequent Separation from Service.
(c)	Pre-2009 Distribution Rules. Notwithstanding the foregoing, a Participant who Separates from Service prior to 2009 shall receive payment of his or her RSSERP and Pension SERP Benefits, if any, pursuant to payment elections made and filed with the Committee in accordance with applicable procedures established by the Committee, and in accordance with applicable provisions of Code Section 409A and guidance issued thereunder.
(d)	All elections under this Subsection 4.4 shall be made in accordance with rules and procedures and within the time period specified by the Committee.
4.5 Payments Upon Death
     Notwithstanding any provision of Subsection 4.4 to the contrary, the following rules shall apply upon a Participant’s death:
(a)	RSSERP Benefit. If the Participant dies before complete payment of his or her vested RSSERP Benefit under Subparagraph 4.4(a), payment of his or her remaining RSSERP Benefit shall be made to his or her RSSERP Beneficiary in a lump sum in the fourth month following the Participant’s death.

(b)	Pension SERP Benefit.
(i)	Death Before Commencement.
(A)	If a Participant Separates from Service before qualifying as a Retired Participant and dies before commencement of his or her Pension SERP Benefit, the Present Value of the Participant’s vested Pension SERP Benefit shall be paid to the Participant’s Pension SERP Beneficiary in a lump sum in the fourth month following the Participant’s death, or if earlier, the date determined pursuant to Subparagraph 4.4(b)(i).

(B)	If a Retired Participant dies before commencement of his or her Pension SERP Benefit, the Present Value of the

Participant’s Pension SERP Benefit shall be paid to the Participant’s Pension SERP Beneficiary in a lump sum in the fourth month following the Participant’s death, or if earlier, the date determined pursuant to Subparagraphs 4.4(b)(i) or (ii).
(C)	Death while Active. If a Participant dies while actively employed by the Corporation, the Present Value of the Participant’s Pension SERP Benefit attributable to the active death benefit, as determined under the Pension Plan, shall be paid to the Participant’s Pension SERP Beneficiary in a lump sum in the fourth month following the Participant’s death. If such benefit is payable to the Participant’s surviving spouse, the Present Value shall be determined based on the surviving spouse’s age on the date of the Participant’s death. If such benefit is payable to a Pension SERP Beneficiary other than the Participant’s surviving spouse, the Present Value shall be determined as if such amount were payable to a spouse the same age as the Participant.
(ii)	Death After Commencement. If the Participant dies after commencement of his or her Pension SERP Benefit payments, the Present Value of any unpaid portion of his or her Pension SERP Benefit shall be paid to his or her Pension SERP Beneficiary in a lump sum in the fourth month following the Participant’s death.
4.6 Payment of FICA Tax on Pension SERP Benefit
     Notwithstanding anything contained in the Plan to the contrary, an initial Pension SERP Benefit payment may, in the discretion of the Committee, be made on behalf of the Participant in the amount of the Federal Insurance Contributions Act (“FICA”) tax due from the Participant on his or her Pension SERP Benefit, determined as of the date such FICA tax is due. If such initial Pension SERP Benefit payment is made, then all later calculations and payments related to the Participant’s Pension SERP Benefit shall be adjusted to reflect the initial payment.
4.7 Benefits Provided by Employers
     Benefits payable under this Plan to a Participant or his or her surviving spouse, beneficiary or estate shall be paid directly by the Participant’s Employer. No Employer shall be required to segregate any assets to be applied for the payment of benefits under this Plan.
4.8 Other Employment
     A Participant or his or her surviving spouse or beneficiary who is receiving SERP Benefits hereunder will continue to be entitled thereto regardless of other employment or self-employment.

SECTION 5
General
5.1 Committee
     This Plan will be administered by the Committee appointed by the Board of Directors of the Corporation or a committee thereof. The Committee may delegate any of its authority hereunder to a committee or to one or more individuals provided such delegation is in writing. Any such delegation is incorporated herein by this reference. The Committee, and to the extent applicable its delegates, shall have the discretionary authority to determine factual issues and eligibility for Plan coverage and benefits, to interpret the provisions and terms of Plan and to decide claims for benefits under the terms of the Plan. Subject to applicable law, any interpretation of the provisions of the Plan (including any Supplement) and any decision on any matter within the discretion of the Committee, or as applicable its delegates, made by it or them in good faith shall be final and binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee or as applicable its delegates shall make such adjustment on account thereof as it considers equitable and practicable. The Committee shall not be liable in any manner for any determination of fact made in good faith. Any claim for benefits under the Plan shall be handled by the Committee, or as applicable its delegates, pursuant to the claims procedures under the Retirement Savings Plan or the Pension Plan, as applicable, and such procedures are incorporated herein by this reference. No action at law or in equity may be brought to recover benefits under the Plan until the Participant has exercised all appeal rights and the Plan benefits requested in such appeal have been denied in whole or in part. Benefits under the Plan shall be paid only if the Committee, or as applicable its delegates, in its or their discretion, determines that a Participant (or other claimant) is entitled to them.
5.2 Interests Not Transferable
     Except as provided under an agreement between the Participant and the Corporation or required for purposes of withholding of any tax under the laws of the United States or any State or locality, the interest of any Participant, his or her spouse or minor children under the Plan is not subject to the claims of creditors and may not be voluntarily or involuntarily sold, transferred, assigned, alienated or encumbered.
5.3 Facility of Payment
     When, in the Committee’s opinion, a Participant or beneficiary is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the amounts payable to such person may be paid to such person’s legal representative, or to a relative or friend of such person for his or her benefit, or such amounts may be applied for the benefit of such person in any way the Committee considers advisable.
5.4 Gender and Number
     Where the context admits, words denoting men include women, the plural includes the singular and vice versa.
5.5 Controlling Law
     To the extent not superseded by the laws of the United States, the laws of North Carolina (without regard to any state’s conflict of law principles) shall be controlling in all matters relating to the Plan.
5.6 Successors
     This Plan is binding on each Employer and will inure to the benefit of any successor of an Employer, whether by way of purchase, merger, consolidation or otherwise.
5.7 Rights Not Conferred by the Plan
     The Plan is not a contract of employment, and participation in the Plan will not give any Employee the right to be retained in an Employer’s employ, nor any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

5.8 Litigation by Participants
     If a legal action begun against the Committee or any of the Employers by or on behalf of any person results adversely to that person, or if a legal action arises because of conflicting claims to a Participant’s benefits, the cost to the Committee or any of the Employers of defending the action will be charged to such extent as possible to the sums, if any, involved in the action or payable to or on behalf of the Participant concerned.
5.9 Uniform Rules
     In managing the Plan, the Committee will apply uniform rules to all Participants similarly situated.
5.10 Action by Employers
     Any action required or permitted under the Plan of an Employer shall be by resolution of its Board of Directors or by a duly authorized Committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such Committee.
5.11 Tax Effects
     The Corporation, the Committee, the Controlled Group Members, and their representatives and delegates do not in any way guarantee the tax treatment of benefits for any individual, and the Corporation, the Committee, the Controlled Group Members, and their representatives and delegates do not in any way guarantee or assume any responsibility or liability for the legal, tax, or other implications or effects of the Plan. In the event of any legal, tax, or other change that may affect the Plan, the Corporation, or the Controlled Group Members, the Corporation may, in its sole discretion, take any actions it deems necessary or desirable as a result of such change.

SECTION 6
Amendment and Termination
     While the Employers expect to continue the Plan indefinitely, the Corporation reserves the right to amend or terminate the Plan by action of the Board of Directors of the Corporation or by action of a committee or an individual authorized to amend or terminate the Plan, provided that in no event shall any Participant’s SERP Benefit accrued to the date of such amendment or termination be reduced or modified by such action.
     Any amendment or termination of the Plan shall comply with the restrictions of Code Section 409A to the extent applicable. Specifically, no amendment or termination of the Plan may accelerate a scheduled payment unless permitted by Treasury regulations section 1.409A-3(j)(4), nor may any amendment permit a subsequent deferral unless such amendment complies with the requirements of Treasury regulations section 1.409A-2(b).

SUPPLEMENT A
TO
HANESBRANDS INC.
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
Provisions Relating to Transferred Participants Previously Participating in
the Earthgrains Company Supplemental Executive Retirement Plan
     A-1. History and Purpose. The purpose of this Supplement A is to describe the benefits that would have been payable under the Earthgrains SERP to each Supplement A Participant (defined below) and to describe the benefits payable to each eligible Supplement A Participant under the Plan. This Supplement A is intended to supersede the terms of the Earthgrains SERP as applied to any Supplement A Participant. Accordingly, any benefit payable to or on behalf of a Supplement A Participant under this Supplement shall be considered to have been provided under the Earthgrains SERP for all purposes. A Supplement A Participant who receives the benefits described in this Supplement shall be deemed to have received his or her entire Earthgrains SERP benefit. Except as otherwise specifically provided herein, a Supplement A Participant is not intended to receive any rights under this Supplement A in addition to his or her rights under the Earthgrains SERP. “Supplement A Participant” means each Transferred Participant who was an active participant in the Earthgrains SERP as of December 31, 2002.
     A-2. Supplement A Pension SERP Benefit. In lieu of a Pension SERP Benefit, a Supplement A Participant shall be entitled to the following:
(a)	Amount of Supplement A Pension SERP Benefit. Subject to the requirements set forth below, each Supplement A Participant who retires or terminates employment with all Controlled Group Members shall be entitled to a benefit equal to the following:
(i)	The benefit which would be payable to the Supplement A Participant under the Earthgrains supplement to the Pension Plan, determined (A) without regard to the limitation of Code Section 401(a)(17), and (B) using the definition of Earthgrains Formula Compensation (as defined in the Sara Lee SERP); minus

(ii)	The Supplement A Participant’s actual accrued benefit under the Earthgrains supplement of the Pension Plan.
(b)	Form of Payment.
(i)	The benefit payable to a Supplement A Participant (the Participant’s “Supplement A SERP Benefit”) shall be paid as follows:
(A)	Subject to Subparagraphs (B) through (D) below, if the Participant did not make a valid 2008 Supplement A Special Election (as defined below), the Participant’s vested Supplement A SERP Benefit shall be paid in a lump sum in the seventh month following the Participant’s Separation from Service.

(B)	If the Supplement A Participant made a valid 2008 Supplement A Special Election, the Participant’s vested Supplement A Benefit shall be paid in accordance with such election. A “2008 Supplement A Special Election” means a Supplement A Participant’s valid election, made prior to December 31, 2008 in accordance with rules and procedures established by the Committee, to receive his or her Supplement A Benefit in actuarially equivalent quarterly installments, semi-annual installments or annual installments (as elected) for a period not to exceed five years, commencing in the seventh month after such Supplement A Participant’s Separation from Service or commencing at the later of the seventh month following the Supplement A Participant’s Separation from Service or a specified date that is not later than the Supplement A Participant’s 70th birthday.

(C)	After 2008, a Participant may make an irrevocable election to receive his or her vested Supplement A Benefit in actuarially equivalent quarterly installments, semi-annual installments or annual installments (as elected) for a period not to exceed five years, commencing at least five years after the later of (I) the Participant’s Separation from Service, or (II) the date the Participant otherwise would have commenced payment of his or her Supplement A Benefit under Subparagraphs (A) or (B) above, as applicable; provided, however that an election under this Subparagraph (C) must be made in accordance with rules and procedures established by the Committee and must be received by the Committee at least one year before the Participant’s previously scheduled distribution date.

(D)	Notwithstanding the foregoing, a Participant may elect to receive his or her vested Supplement A Benefit attributable to his or her post-2002 service in a lump sum in January 2009 or January 2010, as elected by the Participant. For purposes of this Subparagraph (D), the lump sum Present Value of the post-2002 Supplement A Benefit will be based on the Participant’s age at January 1 of the selected distribution year, the Participant’s Supplement A Benefit payable at age 65, and an interest rate of 5.25%; provided that this lump sum benefit shall include any applicable early retirement subsidy if the Participant has a Separation from Service before the lump sum benefit is paid. The Participant may also elect to receive that portion of his or her Supplement A Benefit attributable to his or her pre-2003 service; if the Participant makes such an election, the pre-2003 benefit shall be paid in a lump sum on the date such benefit becomes vested, with a reduction in the benefit to reflect the Participant’s then current age based on the early retirement factors specified in Paragraph A-2(c)(ii) below. All elections under this Subparagraph shall be made in accordance with rules and procedures and within the time period specified by the Committee.
(c)	Actuarial Factors. The following actuarial factors shall apply for purposes of this Paragraph A-2:
(i)	Present Value. Present value shall be determined using the factors set forth in the Pension Plan on December 31, 2007.

(ii)	Early Retirement Reduction. The Supplement A SERP Benefit shall be reduced 4/12% per month for each of the first 60 months and 5/12% per month for each of the next 60 months that payment commences before Normal Retirement Date; provided, however, that no reduction shall apply if the Supplement A Participant retires after attaining age 62 with 20 Years of Service.

(iii)	Installment Payments. The actuarial factors for determining installment payments shall be determined using the factors set forth in the Pension Plan on December 31, 2007.
     A-3. Plan Provisions. All provisions of the Plan, to the extent that they are consistent with the provisions of this Supplement, shall apply to Supplement A Participants; provided, however, that a Supplement A Participant shall only be entitled to a benefit under the Plan to the extent such benefit is specifically provided under this Supplement A.

A-4